Exhibit 8.1

June 29, 2004

Wachovia Capital Markets, LLC	Standard & Poor’s Ratings Services
301 South College Street, 10th Floor	55 Water Street
Charlotte, North Carolina 28288	New York, New York 10041

Terwin Capital LLC	Ambac Assurance Corporation
3 Park Avenue, 40th Floor	One State Street Plaza
New York, New York 10016	New York, New York 10004

Moody’s Investors Service, Inc.
99 Church Street
New York, New York 10007

Re:	GreenPoint Home Equity Loan Trust 2004-3
Home Equity Loan Asset-Backed Notes, Series 2004-3
Tax Opinion

Ladies and Gentlemen:

We have acted as special counsel for GreenPoint Mortgage Securities LLC, a Delaware limited liability company (the “Sponsor”), in connection with the proposed issuance of GreenPoint Home Equity Loan Asset-Backed Notes of the above-referenced Series (the “Notes”) by GreenPoint Home Equity Loan Trust 2004-3 (the “Trust”). You have requested our opinion as to certain federal income tax consequences of the above-referenced transaction.

The assets of the Trust will consist primarily of a pool of adjustable rate revolving home equity line of credit loans made or to be made in the future (the “Mortgage Loans”) under certain home equity line of credit loan agreements. The Mortgage Loans are secured by second lien deeds of trust or mortgages on residential properties that are primarily one-to-four-family properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Sale and Servicing Agreement dated as of June 1, 2004 (the “Sale and Servicing Agreement”), among the Sponsor, GreenPoint Mortgage Funding, Inc., as a seller and servicer (the “Company”), Terwin Advisors LLC, as a seller (“Terwin Advisors”), the Trust, The Murrayhill Company, as credit risk manager (the “Credit Risk Manager”) and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”) and the Indenture dated as of June 1, 2004 (the “Indenture”), between the Trust and the Indenture Trustee. Reference is also made to the Trust Agreement dated as of June 1, 2004 (the “Trust Agreement”), between the Sponsor and Wilmington Trust Company (the “Owner Trustee”).

June 29, 2004

In arriving at the opinions expressed below, we have examined such documents and records as we have deemed appropriate, including the following:

(i)	The Prospectus dated April 28, 2004 (the “Basic Prospectus”), as supplemented by the Prospectus Supplement, dated June 25, 2004 (the “Prospectus Supplement”), in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 (the Basic Prospectus, as supplemented by the Prospectus Supplement, the “Prospectus”).

(ii)	The Sale and Servicing Agreement, the Indenture and the Trust Agreement (together with the Prospectus, the “Documents”).

(iii)	A specimen Note.

In addition, we have made such investigations of such matters of law as we deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals. Our opinions are also based on the assumption that there are no agreements or understandings with respect to those transactions contemplated in the Documents other than those contained in the Documents. Furthermore, our opinions are based on the assumption that all parties to the Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

As to any facts material to the following opinions which we did not independently establish or verify, we have relied upon statements and representations of the responsible officers and other representatives of the Sponsor, the Company and of public officials and agencies. We have, for purposes of rendering the opinions, also relied on certain factual, numerical and statistical information which is based on the assumptions used in pricing the Notes.

Based upon the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that:

1. For federal income tax purposes, neither the Trust nor any portion of the Trust will be classified as an association or a publicly traded partnership taxable as a corporation, or as a taxable mortgage pool within the meaning of section 7701(i) of the Internal Revenue Code of 1986, as amended.

2. The Notes will be treated as debt for federal income tax purposes.

3. The statements in the Prospectus Supplement under the heading “Summary — Material Federal Income Tax Consequences” and in the Basic Prospectus and Prospectus Supplement under the heading “Material Federal Income Tax Consequences,” to the extent that they constitute matters of federal law or legal conclusions with respect thereto, have been reviewed by us and are correct in all material respects with respect to those consequences or aspects that are discussed.

June 29, 2004

We do not express any opinion as to any laws other than the federal tax law of the United States of America.

The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the corporate documents or the effect of such transactions on the Company or any member of the Company’s consolidated tax group.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

Very truly yours,